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                                EXHIBIT 10.30(b)

                    AMENDED OIL AND GAS EXPLORATION AGREEMENT

     THIS AMENDED AGREEMENT, made and entered into by and between the BLACKFEET TRIBAL BUSINESS COUNCIL OF THE BLACKFEET INDIAN TRIBE OF THE BLACKFEET INDIAN RESERVATION, P.O. Box 850, Browning, MT 49417, hereinafter referred to as the "BLACKFEET TRIBE", and MILLER EXPLORATION COMPANY, a Delaware Corporation, 333 Clay, Suite 4605, Houston, TX 77002, hereinafter referred to as "MEXP".

                                    RECITALS

     1. On the 19/th/ day of February, 1999 the parties entered into an OIL AND GAS EXPLORATION AGREEMENT pursuant to the terms of 25 U.S.C. Sec. 2102.

     2. That Agreement was subsequently approved by the Bureau of Indian Affairs on behalf of the Department of the Interior on the 26/th/ day of February, 1999.

     3. Pursuant to the February 19, 1999, OIL AND GAS EXPLORATION AGREEMENT, MEXP agreed to pay to the Tribe, the sum of TWO MILLION FIFTY THOUSAND DOLLARS ($2,050,000.00) as consideration for the exploration and development rights represented by the Agreement.

     4. Said consideration was to be in lieu of and not in addition to bonus and/or advance delayed rental payments with respect to the lands subject to the Agreement.

     5. Prior to the time MEXP commenced its drilling operations, a dispute arose regarding an MEXP request for an extension to commence the drilling program envisioned by the Agreement.

     6. The Parties were unable to resolve the dispute, and both the Blackfeet Tribe and the Indian Bureau of Indian Affairs on behalf of the Department of the Interior moved to cancel the Agreement.

     7. MEXP appealed the cancellation through the Interior Board of Indian Appeals and filed a collateral action seeking enforcement of the Arbitration clause of the Agreement in the Federal District Court of Montana.

     8. The Interior Board of Indian Appeals subsequently reversed the Bureau of Indian Affairs' termination of the Agreement and further ruled that MEXP was entitled to enforcement of the Arbitration clause of the Agreement.

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     9.   In order to avoid further delay and to avoid the uncertainty and costs of further pursuing the dispute (including arbitration and litigation), and to place the parties on a footing that will enable them to pursue a productive business relationship, the Parties have entered into this AMENDED OIL AND GAS EXPLORATION AGREEMENT.

     10. The Parties expressly agree and acknowledge that the intent of this AMENDED OIL AND GAS EXPLORATION AGREEMENT ("this Agreement") is that it is an amendment to and extension of the February 19, 1999, OIL AND GAS EXPLORATION AGREEMENT, Contract Number: IMDA 99 14-20-0251-7498, and it is intended to fully and finally resolve the dispute which arose under that Agreement, to allow the Parties to move forward in good faith effort to complete the original commitments which were bargained for by both Parties hereto.

                                   WITNESSETH:

     WHEREAS, the lands set forth and described on Exhibit "A", attached hereto and by this reference incorporated herein (the "Subject Lands"), together with the oil and gas mineral estate lying thereunder, are held by the United States of America, Department of the Interior, Bureau of Indian Affairs, as Trustee for the benefit of the Blackfeet Tribe of Indians; and

     WHEREAS, the Blackfeet Tribe represents that it has the authority, pursuant to the "Indian Mineral Development Act of 1982", to enter into this Agreement and commit the Subject Lands to the terms, covenants and conditions hereof; and

     WHEREAS, the Blackfeet Tribe agrees that MEXP may acquire an interest in and to the Subject Lands, and in and to the oil and gas mineral estate lying thereunder and oil, liquid hydrocarbons, all gases and their respective constituent products, including but not limited to oil, gas, and hydrocarbons from coal, shale, or other such formations or strata, produced therefrom, under and pursuant to the terms, covenants and conditions set forth hereafter; and

     NOW, THEREFORE, in consideration of the terms, covenants and conditions hereinafter set forth, to be kept and performed by and between the parties hereto, it is agreed as follows:

     1. LANDS. The lands and the oil and gas mineral estate lying thereunder to be subjected to the terms, covenants and conditions of the Oil and Gas Exploration and Development Agreement are Blackfeet Tribal oil and gas mineral lands lying within the boundaries of the Blackfeet Indian Reservation not currently productive of oil and/or gas or other hydrocarbon substances and not currently subjected or committed to existing oil and gas leases or any other agreement or arrangement which would prelude MEXP from obtaining valid interests therein from the Blackfeet Tribe pursuant to this Agreement. It is the intent of this Agreement that the lands to be subjected to the terms, covenants and conditions hereof shall be all unleased Blackfeet Indian Tribal lands and appurtenant oil and gas mineral rights on the Blackfeet Indian Reservation set out and described on Exhibit "A" attached hereto. Any reference herein to the Subject Lands is likewise a reference to the oil and gas mineral estate of

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the Blackfeet Tribe lying thereunder and appurtenant.

     2. EFFECTIVE DATE. This Agreement shall be effective on the date of approval ("EFFECTIVE DATE") thereof by the Secretary of the Department of the Interior or his duly recognized agent or representative (the "Secretary"). Upon receipt of notice of such approval MEXP shall commence the exercise of its rights granted herein and fulfillment of its duties and obligations likewise provided for in this Agreement.

     Upon the full and complete execution of this Agreement by the parties hereto, the Blackfeet Tribe shall forthwith submit this Agreement to the Bureau of Indian Affairs and thereafter shall use its best efforts in securing approval thereof by the Secretary.

     3. EXCLUSIVELY. The rights granted herein by the Blackfeet Tribe to MEXP are exclusive to MEXP and therefore for so long as this Agreement and any leases issued pursuant hereto, are in full force and effect the Blackfeet Tribe shall not commit the Subject Lands, or the oil and gas mineral rights lying thereunder, to the terms, covenants and conditions of any oil and gas lease(s) or any other agreement or arrangement which would be adverse to the rights granted to MEXP herein.

     4. OWNERSHIP. The Blackfeet Tribe represents that, according to the records and files of the Blackfeet Indian Agency, Browning, Montana, the Subject Lands are not now subject to any existing oil and gas lease(s) or any other agreement or arrangement which would preclude MEXP from exercising any of its rights granted herein or performing any of its duties and obligations likewise set forth herein. Notwithstanding, MEXP shall not rely on said representation and MEXP has the duty and obligation to verify ownership of the oil and gas mineral estate underlying the Subject Lands. The Blackfeet Tribe agrees to cooperate in making land records and files of Tribe and Bureau of Indian Affairs to MEXP.

     5. CONSIDERATION. The Parties expressly agree and acknowledge that as consideration for the February 19, 1999, OIL AND GAS EXPLORATION AGREEMENT Contract Number: IMDA 99 14-20-0251-7498, MEXP paid to the Tribe the sum of ONE MILLION DOLLARS ($1,000,000.00). Said consideration is expressly acknowledged and incorporated in to this Agreement.

     Pursuant to the February 19, 1999, OIL AND GAS EXPLORATION AGREEMENT, MEXP was also obligated to pay the Tribe an additional sum of ONE MILLION FIFTY THOUSAND DOLLARS ($1,050,000.00), which was to be payable on the second and third anniversary dates of the Agreement in equal installments of $525,000.00 each.

     The parties now agree as part of this Agreement that MEXP shall pay ONE MILLION FIFTY THOUSAND DOLLARS, subject to the following terms:

     1. The first payment of FIVE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($525,000.00) shall be tendered and delivered to the Bureau of Indian Affairs within five business days after the signing of this Agreement by the Blackfeet

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          Tribe and MEXP, and said amount shall be distributed to the Blackfeet
          Tribe immediately upon final approval of this Agreement by the Secretary. In the event this Agreement is not approved, by the Secretary within one hundred twenty (120) days after execution of this Agreement by the parties, the Blackfeet Tribe acknowledges that the funds belong to MEXP and the Tribe will cooperate with MEXP in obtaining the return of such funds to MEXP; and this Agreement shall be deemed void and will not effect the rights, obligations and claims of the parties under the February 19, 1999, OIL AND GAS EXPLORATION AGREEMENT.

     2. MEXP shall have the right, but not the obligation to make a second payment of FIVE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($525,000.00) to the Secretary within one hundred twenty (120) days of the Effective Date of this Agreement. In the event MEXP fails to make said payment within one hundred twenty (120) days of the Effective Date of this Agreement, MEXP shall immediately surrender, relinquish and be divested of any and all rights under this Agreement. This surrender, relinquishment, and divestiture shall be the Blackfeet Tribe's exclusive and sole remedy in the event MEXP shall fail to make the payment provided under this subparagraph. And, in the event of MEXP's surrender, relinquishment and divestiture of its rights pursuant to this provision, MEXP shall also be relieved of any and all obligations it may have arising under or relating in any way to this Agreement.

     All payments to the Department provided for immediately above shall be in the U.S. funds and shall be tendered in the form of cashier's check, bank to bank wire transfers, or other immediately available funds payable to the Department.

     All monetary payments provided for above shall be in lieu of and not in addition to bonus and/or advance delay rental payments for the execution, acknowledgment, issuance and delivery of the oil and gas leases provided for in
Article 6 hereafter. Very specifically, said monetary payments totaling TWO MILLION FIFTY THOUSAND DOLLARS ($2,050,000.00) represent and include such bonus and advance delay rental payments for the issuance of the intended oil and gas lease and MEXP shall not be obligated to pay any additional consideration at the time of the issuance of any such oil and gas lease provided for herein. The parties acknowledge and agree that the TWO MILLION FIFTY THOUSAND DOLLARS ($2,050,000.00) payment provided for herein and the below described overriding royalty represents consideration for the Blackfeet Tribe's execution of this Agreement and additionally the subsequent issuance of oil and gas lease covering and pertaining to the Subject Lands. In addition, the parties hereto acknowledge and agree that during the Exploration Phase of this Agreement, as provided for hereafter, that with regard to oil and gas leases issued hereunder during said Exploration Phase, MEXP shall pay no rentals or advance rentals, it being the purpose and intent hereof that such rentals shall only become a MEXP obligation following termination of said Exploration Phase inasmuch as said rentals are included in the collective TWO MILLION FIFTY THOUSAND DOLLARS ($2,050,000.00).

         In further consideration of this Agreement, MEXP will assign a proportionate 2% (two percent) overriding royalty on MEXP's net leaseholds on all fee oil and gas leases that MEXP now owns or may hereafter acquire during the term of this Agreement or during the term of any lease issued pursuant hereto within the boundaries of the Blackfeet Reservation (as such boundaries are depicted on the map attached as Exhibit "C"), with such assignment continuing so long as this Agreement or any Leases issued pursuant hereto remains in full force and effect. Attached hereto as Exhibit "D" is the form of the Assignment to be used, provided however that to the extent any term or condition of Exhibit D conflicts with any provision of this Agreement, then the terms and conditions of this Agreement shall govern.

     6.   EXPLORATION PHASE/EARNING WELLS.

     A.   The Exploration Phase of this Agreement shall be for a term of five
          (5) years commencing on the Effective Date. The Five (5) year period described above is referred to as the "Exploration Phase" in this Agreement.

     B. In each of the five years of the Exploration Phase of this Agreement (commencing on the Effective Date), MEXP shall commence operations to drill at least two (2) wells at locations of its choice within and upon the Subject Lands or on Allottee Lands within the Subject Lands, to test for the presence of oil, liquid hydrocarbons, all gasses and their respective constituent products, including but not limited to oil, gas, and hydrocarbons from coal, shale, or other such formations or strata, or make the in lieu payments described below. In total, if MEXP drills all the wells provided for under this Agreement, MEXP will drill ten (10) wells within the five (5) year period. The anticipated depth of each well, together with the proposed drilling program, shall be submitted to the Blackfeet Tribe sufficiently in advance of commencement of operations to drill and MEXP shall comply with all rules and regulations administered by the Blackfeet Tribe and/or the Bureau of Indian Affairs regarding the drilling of said well.

     C. Upon completion of each oil and/or gas well, including those successfully completed and able to produce in paying quantities, shut in wells, testing wells, and those that may be plugged or abandoned, MEXP shall have the absolute right, without payment of any other consideration, to convert ten thousand (10,000) net acres per well of Blackfeet Tribal mineral acres underlying the Subject Lands to oil and gas leasehold interests under and pursuant to the terms, covenants and conditions and in the form of Exhibit "B" attached hereto and by this reference incorporated herein as if set forth at length in the body of this Agreement (provided however that to the extent any term or condition of Exhibit B conflicts with any provision of this Agreement, then the terms and conditions of this Agreement shall govern). Each ten thousand (10,000) net oil and gas mineral acres shall be selected by MEXP from, as best possible but in the reasonable discretion of MEXP, contiguously located Tribal oil and gas mineral acres subject to this Agreement.

     D. The Blackfeet Tribe and MEXP agree that the Secretary's review and approval of this Agreement include review and approval of the terms and conditions of the form of lease attached as Exhibit "B", including determinations that the terms of the Exhibit "B" lease are in the best interests of the Blackfeet Tribe, and that the lease complies with the requirements of 25 C.F.R. Part 225 (2001). The parties acknowledge that certain environmental reviews as described in 25 C.F.R.ss. 225.24 may be required at the time of lease issuance, or at the time MEXP plans to drill wells under those leases.

     E. MEXP may exercise its rights to convert acreage into oil and gas leases as provided in Paragraph 6C at any time within the 5 years Exploration Phase and such rights to convert acreage into oil and gas leases may be exercised individually. Should MEXP receive an extension under Article 6N below during the fifth year after the Effective Date, MEXP shall have up to and including the expiration of extension to exercise its right to convert acreage into oil and gas leases as provided in Article 6C.

     F. In the event MEXP chooses to exercise its right to convert acreage under this Agreement into leases, MEXP shall exercise that right by delivering a written notice to the Blackfeet Tribe of its exercise, together with the designation of acreage, by reference to public lands survey, to be leased.

     G. Within 30 days of receipt of MEXP's notice under subparagraph F., the Blackfeet Tribe shall execute the oil and gas leases in the form attached as Exhibit "B", and submit the executed leases to the Secretary for such review and approval as may be necessary in light of the review and approval of the lease form at the time this Agreement is approved. The Blackfeet Tribe covenants and agrees to use its best efforts in securing the approval of the Secretary of the oil and gas leases at that time.

     H. It is the purpose and intent hereof, as indicated on Exhibit "B", attached hereto, that each oil and gas lease acquired by MEXP from the Blackfeet Tribe pursuant to this Agreement shall be a development lease and cover and include six hundred forty (640) acres of Blackfeet Tribal mineral rights, which acreage for inclusion in any such oil and gas lease may be selected by MEXP from the Subject Lands and can include Blackfeet Tribal oil and gas mineral rights on an aggregated basis from as many sections of land necessary to cover and include, but not exceed, six hundred forty (640) acres. As to each six hundred forty acres (640) selected for inclusion in any such oil and gas lease the same shall be covered by and subjected to separate and distinct oil and gas lease and it is contemplated herein that upon the conversion of ten thousand (10,000) net acre block of Blackfeet Tribal mineral rights as provided for above that approximately sixteen (16) separate and distinct oil and gas leases will be issued therefore, each such oil and gas lease a separate and distinct legal contract and each such oil and gas lease and the acreage subject to it to be held by production or as otherwise specified under the terms and conditions of the lease. Specifically, production from or attributable to only one (1) such oil and gas lease will not hold by production an entire ten thousand

          (10,000) net acre block that MEXP may convert to leases under the terms of this Agreement.

     I. In the event MEXP determines not to drill any well contemplated under this Agreement, MEXP shall notify the Blackfeet Tribe in writing of that decision, and MEXP may pay the Blackfeet Tribe Fifty Thousand Dollars ($50,000.00) in lieu of drilling that well ("In Lieu Payment"). The In Lieu Payment shall be made no later than the end of the period within which MEXP would have had to commence operations to drill the well. The decision not to drill shall not be considered a breach of this Agreement. In the event MEXP makes an In Lieu Payment as provided under this subparagraph, the payment shall not give rise to a right to convert acreage into oil and gas leasehold interest under this Agreement.

     J. MEXP shall have the right to drill for shallow gas and/or oil reserves, and any said wells shall be included in and countable toward MEXP's drilling commitment set forth in this Article, so long as said wells are based upon scientific data which in the opinion of MEXP provides some reasonable expectation that the wells might establish production in paying quantities of oil and/or gas.

     K.   Notwithstanding anything to the contrary provided for above in this
          Article 6, MEXP shall have the right, at its election, to commence and compete the drilling operations or make the In Lieu Payment on the ten
          (10) obligation wells provided for above in less than five (5) years. For the sake of clarity and by way of example only, should MEXP elect to drill five (5) wells upon the Subject Lands and/or upon Allottee Lands within the Subject Lands, in the first year of the Exploration Phase, and five (5) wells within and upon the Subject Lands and/or upon Allottee Lands within the Subject Lands, in the second year of the, then and in that event the ten (10) well obligation provided for herein shall have been satisfied in all respects and, MEXP shall then have the right to convert 100,000 net acres of the Subject Lands and the oil and gas mineral estate lying thereunder to oil and gas leasehold interests in the manner provided for herein. Again for the sake of clarity and by way of example only, should MEXP elect to drill four (4) wells in the first year of the Exploration Phase, it need not drill a well in the second year of the Exploration Phase, but shall be obligated thereafter to drill two (2) wells in the third, fourth and fifth years of the Exploration Phase. Specifically, the purpose and intent of this Agreement is for MEXP to begin operations to drill ten
          (10) wells (or make In Lieu Payments) within and upon the Subject Lands and/or Allottee Lands within the Subject Lands within the five
          (5) year Exploration Phase of this Agreement.

     L. All drilling and other exploration and development activity conducted by MEXP shall be conducted by MEXP with due diligence, in a workmanlike manner and in conformity with good industry practice.

     M. Upon the release, cancellation or termination of any oil and gas lease as provided for in Exhibit "B", MEXP shall forthwith tender, deliver and relinquish to the Blackfeet Tribe, all data and information regarding any such oil and gas lease and the lands covered thereby, excepting all materials and data derived or obtained by use of 3D seismic, which data and information shall thereafter be proprietary to the Blackfeet Tribe and the sole and exclusive property thereof.

     N. MEXP may make request for extension of its annual drilling commitments hereunder, provided that each extension shall not exceed one (1) year. MEXP shall not make requests for extensions of time longer than necessary, and the Tribe shall not unreasonably withhold its consent for extension. MEXP shall provide an explanation for its request for extension when the request is submitted, and will not make requests for extension for financial reasons. MEXP shall pay the Blackfeet Tribe for any extension of time which is granted pursuant to this subparagraph. The amount of consideration to the Blackfeet Tribe for extension of annual drilling commitments (which would include both wells) shall be determined by multiplying $1.00 per acre per year times the remaining Subject Lands not yet subject to MEXP's right to convert to leases at the time of the request for an extension is made to the Tribe in writing, prorated by the number of months for which the extension of time is granted.

     O. The parties understand that, notwithstanding approval of this Agreement by the Secretary, future decisions must be made by the Secretary and that those decisions, including but not limited to, approval of geophysical exploration permits, applications to drill, and development and production permits each are decision points at which environmental compliance will be considered before approval by the Bureau of Indian Affairs will be granted.

     P. In the event MEXP does not timely comply with the drilling or In Lieu Payment commitments, notwithstanding any obligation to arbitrate any dispute between the parties in accordance with Paragraph 12 of this Agreement, the Blackfeet Tribe may request the Secretary to initiate cancellations proceedings in accordance with 25 C.F.R. ss. 225.36
          (2001). In the event this Agreement is cancelled as a result of any proceedings under this Agreement for failure to meet the drilling or payment commitments, that cancellation shall not affect any right that MEXP earned prior to the initiation of cancellation proceedings to convert acreage into leases, and MEXP may exercise that right in accordance with the terms of this Agreement even though the Agreement may otherwise have been terminated.

     Q. Overall, it is contemplated and intended that upon the timely and proper commencement and completion of operations for the drilling of ten (10) wells within the Exploration Phase of this Agreement, MEXP shall have earned the absolute right to convert for development one hundred thousand (100,000) net Blackfeet Tribal oil and gas mineral acres underlying and/or appurtenant to the Subject Lands to oil and gas leasehold interests in the manner provided for herein.

          In the event the Blackfeet Tribe does not have 100,000 net development acres available for oil and gas leases within the Subject Land then MEXP in consultation with the Tribe may select replacement acreage on the Reservation for leasing.

     7. REPORTS AND INFORMATION. The Blackfeet Tribal Business Council at their sole risk and expense, shall have free access to each well drilled hereunder and to the Subject Lands, and all data and information on each such well to be drilled hereunder MEXP shall (i) deliver to the Blackfeet Tribal Business Council complete daily drilling reports; (ii) give the Blackfeet Tribal Business Council at lease twenty-four (24) hours prior notice of the time MEXP intends to commence drilling operations and/or to make drill stems tests; (iii) further the Blackfeet Tribal Business Council promptly with information as to the results of all tests; (iv) make all cores taken, and samples of all cutting and/or fluids encountered, available in MEXP's office, to the Blackfeet Tribal Business Council upon request. The Blackfeet Tribal Business Council agrees to keep all information strictly confidential during the term of the Agreement and the applicable Lease(s).

     8.   COSTS, EXPENSES AND INDEMNIFICATION.

     A. MEXP alone shall bear all costs, risks, liabilities and expense of drilling, testing and completing and equipping, or plugging and abandoning of dry, each of the well provided or herein, and the Blackfeet Tribe and the United States shall not be liable or responsible for any portion thereof.

     B. MEXP shall comply with all applicable laws, order, rules and regulations affecting drilling and/or production operations hereunder, whether promulgated by the Blackfeet Tribe, Bureau of Indian Affairs or any other federal, state or local government agency.

     C. MEXP shall indemnify and hold harmless the Blackfeet Tribe and its employees and agents from and against any and all claims liabilities for injury to or death of all persons, including, without limitations, the Blackfeet Tribe's agents and employees, and loss of or damage to property arising out of, in connection with, or resulting from the drilling and completion of the aforementioned wells. MEXP shall defend any and all such claims asserted and suits brought upon such claims and pay all judgements rendered in such actions, together with all costs and expenses incidental thereto, but the Blackfeet Tribe shall have the right, at its option, to participate in the defense of any such claims or suits without relieving MEXP of any obligations thereunder.

     9. BONDS AND INSURANCE. MEXP shall provide satisfactory bond coverage regarding the Subject Lands and the operations contemplated herein amounts sufficient to satisfy the requirements of any regulatory agency, and agrees to provide statutory and/or adequate limits of Workers Compensation Insurance and Comprehensive General Liability Insurance at all times while conducting operations hereunder.

     10. NOTICES. Except as otherwise herein provided, all notices and communications to be given under the terms hereof shall be given in writing by mail or telegram, postage or charges prepaid, and addressed to the party to whom such notices are given as follows:

         MILLER EXPLORATION COMPANY
         3104 Logan Valley Road
         P.O. Box 348
         Traverse City, MI 49685-0348
         Attn: Kelly Miller

         BLACKFEET TRIBE OF INDIANS
         BLACKFEET INDIAN AGENCY
         P.O. Box 850 Browning, MT 59417
         Attn: Secretary-Blackfeet Tribal Business Council

     11. EMPLOYMENT AND CONTRACTING PREFERENCE. MEXP shall give full priority to employ Native Americans living on or near the Blackfeet Reservation for all jobs for which they are qualified, and in addition shall give preference to Blackfeet Tribal member contractors and Blackfeet Tribal member owned or operated companies with regard to services relating to hydrocarbon production and development. In the event there are no qualified Blackfeet Tribal member contractors available, MEXP may seek other contractors.

     12. GOVERNING LAW, ARBITRATION AND WAIVER OF SOVEREIGN IMMUNITY. This Agreement shall be interpreted, enforced and construed in conformity with federal laws, rules and regulations to the extent such laws are applicable, and to the extent there is an absence of applicable federal law, then the laws of the State of Montana shall be looked to in interpreting, enforcing and construing this Agreement. Any controversy arising from or relating in any manner to this Agreement, to the alleged breach of this Agreement, or to the subject matter of this Agreement that cannot be resolved between the parties in the normal course of their negotiations shall be settled by binding arbitration utilizing a three member arbitration panel. One (1) arbitrator shall be appointed by each of the parties, and the third arbitrator shall be chosen by the two (2) party-appointed arbitrators. In the event a party fails to appoint an arbitrator, the arbitrator appointed by the other party shall hear and decide the dispute presented. The arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association's Commercial Dispute Resolution Procedures, as amended and effective on September 1, 2000. The majority decision of an arbitration panel (or the arbitrator) shall be binding upon the parties, and the parties agree that the decision of the arbitration panel (or arbitrator) may be judicially enforced in the United States District Court for the District of Montana. In the event the United States District Court determines that it lacks jurisdiction, either party may seek enforcement of the arbitration decision in a court of competent jurisdiction. The Blackfeet Tribe waives its sovereign immunity from suit and consents to arbitration and judicial enforcement of any arbitration decision. Either party may seek to compel arbitration hereunder in the United States District Court for the District of Montana. In the event the United States District Court for the District of Montana determines that it lacks jurisdiction, either party may seek to compel arbitration in a court of competent jurisdiction. With regard to any waiver of such sovereign immunity the Blackfeet Tribe agrees to pledge, if applicable, only those assets contained in or subject to the Agreement as to enforcement of any judgment obtained pursuant to the Agreement. Moreover, the Blackfeet Tribe agrees to waive any requirement that MEXP must exhaust tribal remedies before invoking this arbitration provision.

     Provided, however, that any party seeking arbitration must do so within sixty (60) days of the date the controversy arises, unless said time is otherwise extended by agreement of the parties in writing. For purposes of this Article, the "date the controversy arises" shall be defined to mean the date a party delivers to the other party a written notice that a dispute or controversy exists that specifically references this Article 12 of this Agreement.

     13. INGRESS AND EGRESS TO THE SUBJECT LANDS. The Blackfeet Tribe grants to MEXP and the right to ingress and egress pursuant to this Agreement for the purpose of drilling, exploring, operating, and developing the Tribal Lands for oil and/or gas and marketing the same therefrom, together with the right to use so much of the surface thereof as may be reasonably necessary for said drilling, exploring, operating, developing and marketing, subject to the obligation of MEXP to provide reasonable compensation to the Blackfeet Tribe for any and all damage to or destruction of Surface Lands of the Blackfeet Tribe caused by MEXP's operations hereunder.

     Likewise, the Blackfeet Tribe, subject to all applicable federal and trial statutes, rules and regulations, grants to MEXP the right of access to, from and across the Tribal Lands and other Tribal lands for the purpose of building roads, laying pipelines or gathering systems, buildings, tanks, power stations and structures on the Tribal Lands, when needed for drilling, exploration, operating, development and transportation of oil and/or gas produced from the Tribal Lands, subject to the obligation of MEXP to provide reasonable compensation to the Blackfeet Tribe for any and all damage to or destruction of the Surface Lands of the Blackfeet Tribe caused by MEXP's operations thereon.

     The Blackfeet Tribe hereby agrees that MEXP shall have the right of ingress and egress across Blackfeet roads and properties for the purpose of transporting material and equipment for the drilling of any wells or conducting any seismic operations on the Tribal Lands, subject to the obligation of MEXP to provide reasonable compensation of the Blackfeet Tribe for any and all damage to or destruction of the Surface Lands of the Blackfeet Tribe caused by MEXP's operations thereon.

     14. HISTORICAL, ARCHAEOLOGICAL, RELIGIOUS AND CULTURAL MATTERS. At all times while conducting operations hereunder MEXP shall not drill on or upon any area of the Subject Lands of known historical, archaeological, religious or cultural value to the Blackfeet Tribe and MEXP shall conduct all of its operations provided for herein in strict accordance with all existing rules and regulations of both the United States of America and the Blackfeet Tribe and any and all federal regulatory agencies with regard to such historical, archaeological, religious and cultural matters. It is the intent hereof that MEXP shall comply at all times with the laws, ordinances rules and regulations of the Blackfeet Tribe and any and all federal regulatory agencies regarding historical, archaeological, religious and cultural matters having any bearing or effect upon the Subject Lands and the activities of MEXP contemplated thereon or thereunder pursuant to this Agreement.

     15. SUCCESSORS AND ASSIGNS. The terms, covenants and conditions hereof shall be deemed to be covenants running with the oil and gas mineral estate underlying the Subject Lands and as such shall extend to, bind and inure to the benefit of the parties hereto, their respective successors and assigns.

     In addition, MEXP shall not assign this Agreement of any interest herein, nor sublet any portion of the Subject Lands, except with the prior approval of the Secretary of the Interior and the Blackfeet Tribe, which approval shall not be unreasonably withheld. Provided, however, MEXP will have the right to assign its interest to a wholly owned subsidiary, affiliate or operating entity of MEXP without aforementioned approvals. Complete copies of all assignments, partial assignments, operating agreements, designations of operator, farmout agreements, or reservations or overriding royalty interests shall be furnished to the Superintendent and the Blackfeet Tribe.

     16. ABSTRACT OF AGREEMENT. The parties hereto agree that an Abstract of this Agreement may be filed of record with the Glacier County Clerk and Recorder pursuant to Section 70-21-101, MCA.

     17. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement by and between the parties hereto and supersedes all prior agreements of the parties.

     18. CAPTIONS. The captions in this Agreement are for convenience only and shall neither be considered a part of nor shall they affect the construction or interpretation of any provision of this Agreement.

     19. SEVERABILITY. If any provision of this Agreement is invalid, illegal or incapable of being enforced under any rule or law, all other terms covenants, conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

     20. COUNTERPARTS. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

     21. TERM. Subject to the terms, covenants and conditions set forth on Exhibit "B" attached hereto, this Agreement shall remain in full force and effect for so long as MEXP is in full compliance with the terms, covenants and conditions set forth herein.

     22. FORCE MAJEURE. If MEXP is prevented from, or delayed in commencing, continuing or resuming operations, or complying with its express or implied obligations hereunder, by circumstances that are not reasonably within MEXP's control, this Exploration and Development Agreement shall not terminate or be forfeited and MEXP shall not be liable in damages so long as such circumstances continue. These circumstances include, but are not limited to the following: earthquake, storm, flood or other acts of God, fire, war, rebellion, insurrection, riots, strikes or failure of carriers to transport or furnish facilities for transportation, or orders, rules or regulations of any federal, state or governmental agency, including the Blackfeet Tribe, and delays associated with completing any required archeological, cultural resource, ecological, and/or environmental studies, or the like, to obtain the necessary permits and approvals prior to commencing drilling operation. The time of such delay or interruption shall not be counted against MEXP, anything in this Agreement to the contrary provided; provided further that any and all suspended operations shall be commenced within a reasonable time after the cause or causes of any such delay no longer exist.

     However, the Tribe presumes that MEXP has the financial capability of meeting all its obligations under this Amended Agreement, and therefore financial or economic necessity or need on behalf of MEXP shall not be grounds under this provision for any delay by MEXP in meeting its obligations hereunder.

     DATED this 3/rd/ day of June, 2002, but effective for all purposes as of the date of approval hereof by the Secretary of the Department of the Interior, or his duly appointed agent or representative.

ATTEST:                                             THE BLACKFEET TRIBE OF THE
                                                    BLACKFEET INDIAN RESERVATION



     /s/ Gordon Monroe                  /s/ Earl Old Person
----------------------                  -------------------         ------------
GORDON MONROE, Secretary                    EARL OLD PERSON, Chairman




STATE OF MONTANA           )
                           : ss
County of Glacier          )

     On this 3/rd/ day of June, 2002, before, a Notary Public, personally appeared EARL OLD PERSON and GORDON MONROE, Chairman and Secretary of the Blackfeet Tribal council, respectively, known to me to be the persons who executed the foregoing Attorney Contract on behalf of the Blackfeet Tribe and acknowledge to me that they executed the same.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Official Seal on the day and year first above written.

                                         /s/ Patricia A. Compton
                                         --------------------------      -------
                                         NOTARY PUBLIC, for the State of Montana
         (NOTARY SEAL)                   Residing at Cut Bank
                                         My Commission Expires: Jan. 01, 2008

MILLER EXPLORATION COMPANY


By:      /s/ Kelly E. Miller
         ---------------------
         Kelly E. Miller
         President & CEO

STATE OF MONTANA           )
                           : ss
County of Glacier          )

     On this 3/rd/ day of June, 2002, before, a Notary Public, personally appeared KELLY MILLER, known to me to be the President and CEO of Miller Exploration Company, a Delaware Corporation, and acknowledge to me that he executed the foregoing instrument for and on the behalf of said corporation.

                                  /s/    Patricia A. Compton
                                  --------------------------         -----------
                                  NOTARY PUBLIC, for the State of Montana
         (NOTARY SEAL)            Residing at Cut Bank
                                  My Commission Expires: Jan. 01, 2008

UNITED STATES DEPARTMENT
OF THE INTERIOR

By:
Title:
Approval Date: